UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Acme United Corporation
(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 22, 2013

Dear Fellow Shareholder:

On behalf of your Board of Directors and Management, I cordially invite you to attend the Annual Meeting of Shareholders of Acme United Corporation scheduled to be held on Monday, April 22, 2013 at 11:00 A.M., Eastern Standard Time, at the Cornell Club, 6 East 44th Street, New York, New York.  I look forward to greeting personally those shareholders able to attend.

The Meeting will be held for the following purposes:

•	to elect six directors to serve for a one-year term,

•	to vote, on an advisory basis, on executive compensation,

•	to recommend the frequency of executive compensation voting,

•	to vote on an amendment to the Company’s 2012 Employee Stock Option Plan, and

•	to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Information regarding these matters is set forth in the accompanying Notice of Annual Meeting and Proxy Statement to which you are urged to give your prompt attention.

It is important that your shares be represented and voted at the Meeting.  Whether or not you plan to attend, please take a moment to sign, date and promptly mail your proxy card in the enclosed prepaid envelope.  This will not limit your right to vote in person should you attend the Meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Acme United Corporation.

Sincerely,

Walter C. Johnsen
Chairman and Chief Executive Officer

1

Acme United Corporation
60 Round Hill Road
Fairfield, Connecticut 06824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, APRIL 22, 2013

To our Shareholders: The Annual Meeting of Shareholders (the “Meeting”) of Acme United Corporation, a Connecticut corporation, (the “Company”) will be held on Monday, April 22, 2013, at 11:00 A.M., Eastern Standard Time, at the Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

1.	To elect six (6) Directors of the Company;

2.	To vote, on a non-binding advisory basis, on executive compensation;

3.	To vote, on a non-binding advisory basis, on the frequency of future executive compensation votes;

4.	To vote upon a proposal to amend the Company’s 2012 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 170,000 to 340,000, an increase of 170,000;

5.	To vote upon the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

6.	To transact such other business as may properly come before the Meeting.

Shareholders of record at the close of business on March 7, 2013 are entitled to receive notice of and to vote at the Meeting and at any adjournment thereof.

Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting.  Your Board of Directors recommends that you vote in favor of Proposals 1, 2, 4, and 5 above and three years on Proposal 3 above. You are cordially invited to attend the Meeting and we hope that you will do so.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE.  No additional postage need be affixed to the return envelope if mailed in the United States.  If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

2

By Order of the Board of Directors,

Paul G. Driscoll
Vice President and Chief Financial Officer, Secretary and Treasurer

March 22, 2013
Fairfield, Connecticut

3

Acme United Corporation
60 Round Hill Road
Fairfield, Connecticut 06824

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
April 22, 2013

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation of proxies by the Board of Directors of Acme United Corporation, a Connecticut Corporation (the “Company”), to be used at the Annual Meeting of Shareholders of the Company, to be held April 22, 2013, at 11:00 A.M., Eastern Standard Time, at the Cornell Club, 6 East 44th Street, New York, New York or at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the enclosed Proxy Card are being furnished on or about March 23, 2013 to all holders of record of the Company’s Common Stock, par value $2.50 per share (the “Common Stock”), as of the close of business on March 7, 2013.  A copy of the Company’s 2012 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 2012, accompanies this Proxy Statement.

At the Meeting, shareholders will:

•	Elect six (6) Directors to serve until the next annual meeting ( Proposal 1);

•	Vote upon a proposal to approve, on a non-binding advisory basis, executive compensation (Proposal 2);

•	Vote, on a non-binding advisory basis, on the frequency of future executive compensation votes (Proposal 3);

•
Vote upon a proposal to amend the Company’s 2012 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 170,000 to 340,000, an increase of 170,000 (Proposal 4); and

•	Vote upon a proposal to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 5).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2013.

The Notice of Annual Meeting of Shareholders, this Proxy Statement, Proxy Card, and the 2012 Annual Report to Shareholders are available at the following website address: proxy. acmeunited.com.

Voting Securities, Record Date and Quorum

Record Date. The Board of Directors has fixed the close of business on March 7, 2013 as the record date (the “Record Date”) for determination of shareholders entitled to receive notice of and to vote at the Meeting.  As of the Record Date, there were 3,142,202 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding.

Quorum. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the Meeting.  Broker non-votes and abstentions will have no effect on the outcome of any of the matters being voted on at this Meeting, as they are not counted as votes cast; but are counted in determining the presence of a quorum.

Voting.  Each outstanding share of Common Stock entitles the record holder of the share to one vote.  If a shareholder holds shares in street name, and does not submit voting instructions to its broker, bank or other nominee, such broker, bank or other nominee will not be permitted to vote the shareholder’s shares in their discretion on the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of executive compensation votes and the amendment of the Company’s 2012 Employee Stock Option Plan (Proposals 1, 2, 3, and 4), but may still be permitted to vote the shareholder’s shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 5). As noted above, abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

Election of Directors.  Assuming the presence of a quorum, a plurality of the votes cast in person or by proxy at the Meeting is required to elect each of the nominees for Director.

Advisory Vote on Executive Compensation To be approved the advisory vote on executive compensation must receive a majority of the votes cast in person or by proxy at the Meeting.

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation A plurality of the votes cast in person or by proxy at the Meeting is required to determine the advisory vote on the frequency of the vote on executive compensation.

Amendment of the 2012 Employee Stock Option Plan.  To be approved, the proposal to increase the number of shares which are authorized for issuance upon exercise of options granted under the 2012 Employee Stock Option Plan must receive a majority of votes cast in person or by proxy at the meeting.

Ratification of the Appointment of Our Independent Registered Accounting Firm.  To be approved, the proposal to ratify the appointment of our independent registered accounting firm for the fiscal year ending December 31, 2013 must receive a majority of the votes cast in person or by proxy at the meeting.

Voting Rights and Solicitation of Proxies

Eligible shareholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card.  You may specify your voting choices by marking the appropriate boxes on the Proxy Card.  The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon.  If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting.  You may revoke your proxy at any time before it is voted at the Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) submission of a proxy bearing a later date or (iii) by attending the Meeting in person and casting a ballot.

The proxy holders, Walter C. Johnsen and Susan H. Murphy, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders.  The Proxy Card also authorizes the proxy holders to vote the shares represented in their sole discretion with respect to any matters not included in this Proxy Statement that may properly be presented for consideration at the Meeting.  You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock.

The cost of soliciting proxies will be borne by the Company.  Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise.  Such persons will not receive any fees or other compensation for such solicitation.  In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of votes and the distribution of proxy materials for a fee of $5,000, plus out-of-pocket expenses.

Governance of the Company

Board of Directors

The By-laws of the Company provide that the Company shall have a Board of Directors of not fewer than five or more than nine directors, as fixed by the Board from time to time.  The number of directors is presently fixed at six.  Directors serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

The Company has determined that it is beneficial to combine the positions of its Chief Executive Officer and Chairman of the Board.  In making this determination, the Board of Directors considered a number of factors, including the size of the Board in relation to the scope of the Company’s operations, the efficiencies obtained by combining the positions and the fact that the combination of the positions facilitates the alignment of the Board’s agenda with its oversight responsibilities relating to the business and operations of the Company.  The Company does not have a lead independent Director.

Board of Director Meetings and Committees

The Board of Directors held seven meetings in 2012. All Directors attended at least 75% of the aggregate of the total number of the Board meetings and meetings of committees of the Board of which they were a member.  The Board of Directors has established standing Executive, Audit, Compensation and Nominating Committees, each of which is comprised solely of independent non-employee members of the Board of Directors.

Independence Determinations

The Board of Directors annually determines the independence of directors.  No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company or otherwise.  Material relationships can include commercial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

Independent directors are directors who, in the view of the Board of Directors, are free of any relationship that would interfere with the exercise of independent judgment. Under NYSE MKT (formerly, the American Stock Exchange) rules, the following persons are not considered independent:

(a)	a director who is or was employed by the Company or any of its affiliates for the current year or any of the past three years;

(b)
a director who accepted or who has an immediate family member who accepted any compensation from the Company or any of its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than certain specified types of compensation, including, e.g., compensation for Board or Committee service, benefits under a tax-qualified retirement plan, or non-discretionary compensation);

(c)	a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company as an executive officer;

(d)
a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e)
a director who is, or has an immediate family member who is, employed as an executive of another entity where at any time during the most recent three fiscal years, any of the Company’s executive officers serve on that other entity’s compensation committee; and

(f)
a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three fiscal years.

Immediate family includes a person’s spouse, parents, children, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home.

Mr. Johnsen, Chairman of the Board, serves as Chief Executive Officer of the Company, and Mr. Olschan, a member of the Board, serves as President and Chief Operating Officer of the Company. The Board has determined that all of the other current directors are “independent” within the meaning of the applicable listing standards of the NYSE MKT.  These independent directors are:  Mr. Davidson, Mr. Holden, Ms. Murphy, and Mr. Ward, each of whom is standing for re-election.

Nominations for Directors

The Board of Directors is responsible for selecting director nominees to stand for election at each annual meeting of shareholders and for filling vacancies on the Board at any time during the year. The Nominating Committee reviews all potential director candidates, and recommends candidates to the full Board.  The Nominating Committee will also consider nominations by shareholders, as described below.  The full Board reviews and has final approval authority over all director nominees to be recommended to the shareholders for election.

In considering candidates for new membership or incumbents for continued membership on the Board of Directors of the Company, the Nominating Committee considers the factors set forth below, together with any other factors the Committee deems appropriate from time to time.  The Nominating Committee generally seeks (i) active or former senior level executives of public companies or other complex organizations who have experience at a strategy/policy setting level or with high level management experience; (ii) persons whose background and experience are in areas important to the operations or management of the Company; and (iii) qualified individuals who, taken together, represent a diversity of skills, background and experience. Each potential nominee:

(a)	should be accomplished and have recognized achievements in his or herrespective and professional field;

(b)	should have relevant expertise and experience, and be able to offer advice andguidance to senior management based on that expertise and experience;

(c)	must possess high personal and professional ethics, integrity and values;

(d)	must be inquisitive and objective, have the ability to exercise practical and soundbusiness judgment, and have an independent mind;

(e)	must be able and willing to devote sufficient time and effort to carrying out his orher duties and responsibilities as a director effectively;

(f)	if the nominee is not an employee of the Company, the nominee should be“independent” under the rules established by the NYSE MKT; and

(g)	should have the ability to work effectively with others.

The Nominating Committee will commence its evaluation of candidates on the basis of materials submitted by or on behalf of the candidate and on the basis of the knowledge of members of the Nominating Committee and management regarding the candidate. To the extent the Nominating Committee does not have enough information to evaluate a candidate, the Nominating Committee may send a questionnaire to the candidate for completion for Nominating Committee consideration. In addition, it has historically been customary for some members of the Board to meet with the candidate individually or in small groups, as appropriate. Members of the Nominating Committee will also interview candidates as it deems appropriate.

The Nominating Committee considers diversity in identifying nominees for Director.  The Nominating Committee seeks qualified individuals, who, taken together, represent a diversity of skills, background and experience.  In considering a potential nominee’s background and experience, the Nominating Committee will consider the individual’s race and gender.

Any shareholder entitled to vote for election of directors at a meeting may nominate persons for election as directors if, as more fully provided in Section 11 of the By-laws, the shareholder provides written notice of such shareholder’s intent to make such nomination at least sixty (60) days prior to the annual meeting at which the election of directors is to be held. If directors were to be elected at a special meeting of shareholders, the written notice of the shareholder’s intent to make a nomination must be provided to the Company not later than the close of business of the seventh day following the date on which notice of the special meeting is first given to shareholders.  The nomination must be sent in care of the Secretary of the Company at 60 Round Hill Road, Fairfield, CT 06824, and must include, among other information, the name, address, telephone number and resume of the nominee’s business and educational background, along with a written statement by the shareholder as to why such person should be considered for election to the Board of Directors.

The Board will consider nominees for directors properly recommended by shareholders, as described above.  The Board follows the same evaluation procedures whether a candidate is recommended by the Nominating Committee or shareholders.

Committees of the Board

Executive Committee

The Executive Committee of the Board of Directors is comprised of Mr. Holden, who serves as Chairman, and Mr. Ward.  The function of the Executive Committee is to act on behalf of the Board of Directors during the intervals between meetings of the Board.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (1) the audit and integrity of our financial statements, (2) the performance of our independent auditors, (3) the adequacy and effectiveness of our accounting, auditing and financial reporting processes, and (4) our compliance with legal and regulatory requirements. The duties of the Audit Committee include the selection and appointment of our independent auditors, including evaluation of their qualifications, performance and independence.  The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the applicable listing standards of the NYSE MKT.  In addition, the Board has determined that Mr. Ward qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the Securities and Exchange Commission and has the financial sophistication required under the listing standards of the NYSE MKT.

The Committee consists of Mr. Ward, Chairman, and Messrs. Holden and Davidson.  The Audit Committee meets at least quarterly, and more often as needed.  The Committee met seven times in 2012.  The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed annually by the Audit Committee.  A copy of the Audit Committee charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Compensation Committee

The Compensation Committee of the Board of Directors assists the Board in establishing the compensation policies for cash and equity compensation of our executive officers.  The duties of the Committee include evaluating and making recommendations to the Board regarding the compensation and equity incentives and awards for our executive officers and the administration of the Company’s Non-Salaried Director Stock Option Plan.  The Compensation Committee does not have a charter.  The Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the NYSE MKT.  The Committee consists of Mr. Holden, Chairman, Mr. Davidson and Ms. Murphy.  The Committee held three meetings during 2012.

Nominating Committee

The Nominating Committee assists the Board in identifying individuals qualified to become Board members and recommends director candidates to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board and any newly created directorships.  The Nominating Committee consists of Mr. Holden, Chairman, Messrs. Davidson and Ward.  The Board of Directors has determined that all members of the Nominating Committee are “independent” within the meaning of the applicable listing standards of the NYSE MKT.  The Nominating Committee meets at least once a year and more often as needed.  The Committee held one meeting during 2012.  The Board of Directors has adopted a written charter for the Nominating Committee which will be reviewed annually by the Nominating Committee. A copy of the charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Board’s Role in Oversight of Risk Management.

The Company’s Board of Directors as a whole exercises risk oversight in connection with risk in its various forms, including credit risk, liquidity risk, and operational risk.  The Board discusses with management the steps that management will take to monitor and control the Company’s exposure to such risks.  The Board administers these functions, in part, with the assistance of the Audit Committee of the Board, particularly with regard to financial risk exposures.

A key element of the Board’s risk oversight process is the Company’s annual Strategic Planning meeting, a two day meeting held early in the third quarter of each year.  At this meeting, the Board meets with senior management of the Company to identify both risks and opportunities facing the Company.  The senior management includes the Company’s Chief Executive Officer, President, Chief Financial Officer and the heads of product development, technology, production, sourcing, marketing and supply chain.  The Board and members of senior management continue their discussions of various risk-related matters, as appropriate, throughout the year at the regularly scheduled meetings of the Board.

The Board believes that the foregoing procedures enable it to properly perform its risk oversight, particularly since the Company is not highly leveraged and does not utilize complex financial derivative instruments.

Attendance at Annual Meetings

While the Company has no formal policy regarding the attendance of Board members at annual meetings of shareholders, director attendance is deemed very important and is strongly encouraged.  In 2012, all six then incumbent members of the Board attended the 2012 Annual Meeting of Shareholders.

Continuing Education of Directors

The Company encourages members of the Board to participate in continuing director education programs.  The Company participates in the NYSE Board Education Program, which offers multiple continuing education opportunities, including a wide variety of in-person and webinar educational programs, to our board members on key topics such as corporate governance, significant boardroom issues, committee duties, and board leadership.  In 2012 each of our directors participated in one or more of such educational programs.  In addition three of our directors, Messrs. Johnsen, Holden and Ward, attended the Annual Board Summit Conference sponsored by the NYSE Board Education Program.

Shareholder Communications with Directors

The Company has established a process for shareholders to send communications to the Board of Directors.  Shareholders may send communications to the Board of Directors to the attention of the Secretary, Acme United Corporation, 60 Round Hill Road, Fairfield, Connecticut 06824, who will forward them to all Board members within a reasonable time after receipt. If the shareholder wishes the communication to be sent to one or more specific Board members only, the addressee should be the specific Board member(s), “c/o Secretary,” who will then forward the communication to such Board member(s).  If one or more specific Board members are not designated for such other communication, the communication will be forwarded to the entire Board.

PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors are to be elected at the Meeting to serve for one-year terms until the 2014 Annual Meeting of Shareholders and until their respective successors are elected and qualified. A plurality of the votes cast at the Meeting is required to elect each of the nominees for Director.  The Board has nominated six individuals for election to the Board of Directors, each of whom is presently an incumbent director.  The Board of Directors knows of no reason why any nominee would be unable to serve as director.  Each nominee has consented to being named as a nominee for director of the Company in this Proxy Statement and to serve as a director if elected.  If any nominee should for any reason become unable to serve, then all valid proxies will be voted for the election of a substitute nominee designated by the Board.

The following information about the nominees for election as our directors is based, in part, upon information furnished by the nominees.

Nominees	Principal Occupation	Director Since
Walter C. Johnsen (age 62)	Chairman of the Board and Chief Executive Officer of the Company since January 1, 2007; President and Chief Executive Officer of the Company from November 30, 1995 to December 31, 2006. He formerly served as Vice Chairman and a principal of Marshall Products, Inc., a medical supply distributor. Mr. Johnsen’s qualifications to serve on the Board include the in-depth knowledge of all facets of the Company’s business which he has gained during his more than 18 years of service as the Company’s Chief Executive Officer.	1995

Richmond Y. Holden, Jr. (age 59)
Executive Vice President of School Specialty Inc., a distributor of school supplies, and President of Educator’s Publishing Services, a division of School Specialty Inc., since mid-2012.  He was President of Educational Resources, a division of School Specialty Inc., from 2010 until mid-2012. Mr. Holden joined School Specialty Inc. in 2007 as President of Educator’s Publishing Services.   He served as President and Chief Executive Officer of J.L. Hammett Co., a reseller of educational products from 1992 to 2006. The qualifications of Mr. Holden to serve on the Board include his senior management level experience of large complex companies in the educational markets.  In particular, as a result of his experience with School Specialty Inc., a $700 million publicly held reseller of educational products, Mr. Holden has broad knowledge of educational markets and operational matters relating to educational products, such as finance, marketing, technology, sourcing, pricing and distribution.
1998
Brian S. Olschan (age 56)
President and Chief Operating Officer of the Company since January 1, 2007; Executive Vice President and Chief Operating Officer of the Company from January 1999 to December 31, 2006; Senior Vice President - Sales and Marketing of the Company from September 1996 to January 1999. He formerly served as Vice President and General Manager of the Cordset and Assembly Business of General Cable Corporation, an electrical wire and cable manufacturer.  Mr. Olschan’s qualifications to serve on the Board include his detailed knowledge of the Company’s operations which he has gained in his capacity as a member of senior management for more than 14 years, including as Chief Operating Officer since January 1999 and President since January 2007.
2000

Stevenson E. Ward III (age 67)
Vice President and Chief Financial Officer of Triton Thalassic Technologies, Inc. since September 2000. Triton’s technology controls and inactivates pathogens in the healthcare and industrial industries. From 1999 through 2000, Mr. Ward served as Senior Vice President-Administration of Sanofi-Synthelabo, Inc., a major pharmaceutical company.  He also served as Executive Vice President (1996-1999) and Chief Financial Officer (1994-1995) of Sanofi, Inc., and Vice President-Finance, Pharmaceutical Group, Sterling Winthrop, Inc. (1992-1994). Prior to joining Sterling he was employed by General Electric Company with management positions in Purchasing, Corporate Audit and Finance.  Mr. Ward’s qualifications for service on the Board include his extensive experience in senior executive level finance positions at Fortune 100 multinational corporations.
2001
Susan H. Murphy (age 61)	Vice President for Student and Academic Services, Cornell University, since 1994; Dean of Admissions and Financial Aid from 1985 to 1994. Ms. Murphy has been employed at Cornell since 1978. Ms. Murphy received a Ph.D. from Cornell University. Ms. Murphy has broad senior management level experience in a large, complex organization. In particular, her experience in employee compensation matters and the development and implementation of diversity policies is helpful to the Company.	2003
Rex L. Davidson (age 63)
President of Rex Davidson Associates, LLC, a management consulting service, and Executive Director of Las Cumbres Community Services, which provides developmental disability and mental health services to children, adults and families in Northern New Mexico since 2009.  From 1982 to 2009 he served as President and Chief Executive Officer of Goodwill Industries of Greater New York and Northern New Jersey, Inc., and President of Goodwill Industries Housing Corporation.  Mr. Davidson’s qualifications to serve on the Board include significant management experience at the highest level, having been responsible for the management of an organization with over 2,000 employees and revenues in excess of $100 million.  Mr. Davidson’s experience in the areas of compensation of personnel at all levels, his experience relating to retail matters, such as retail trends and pricing, and diversity policies are of significant benefit to the Company.
2006

OWNERSHIP OF ACME UNITED CORPORATION STOCK

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of February 28, 2013, with respect to the beneficial ownership of shares of Common Stock by any person who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock.

Shareholder	Type of Ownership	Number of Shares Beneficially Owned (1)	Percent of Class
Walter C. Johnsen 60 Round Hill Road Fairfield, CT 06824	Direct	542,320 (2)	16.4
North Star Investment Management 20 N. Wacker Dr., Suite 1416 Chicago, Il 60606	Direct	353,896 (3)	11.3
First Wilshire Securities Management, Inc 1124 E. Green St., Suite 200 Pasadena, CA 91106	Direct	299,628 (4)	9.5
Brian S. Olschan 60 Round Hill Road Fairfield, CT 06824	Direct	183,894 (5)	5.6

(2)	Includes 166,100 shares issuable upon exercise of options.

(3)	Based on the reporting person’s Form 4 dated February 11, 2013.

(4)	Based on the reporting person’s Schedule 13G dated February 14, 2013.

(5)	Includes 144,850 shares issuable upon exercise of options.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth certain information, as of February 28, 2013, with respect to the beneficial ownership of shares of Common Stock by (i) each director and nominee for director of the Company; (ii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iii) all executive officers and directors as a group.  The persons shown have sole voting and investment power in these shares except as indicated below in the notes to the table.

The address of each person appearing in the table is 60 Round Hill Road, Fairfield, CT 06824.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent
Rex L. Davidson (2)	27,750	*
Paul G. Driscoll (3)	96,156	3.0
Richmond Y. Holden, Jr. (4)	40,750	1.3
Walter C. Johnsen (5)	542,320	16.4
Susan M. Murphy (6)	38,036	1.2
Brian S. Olschan (7)	183,894	5.6
Stevenson E. Ward III (8)	40,950	1.3
Executive officers and directors as a group (7 persons)	969,856	29.6

*Less than 1.0%

(1)
Based on a total of 3,142,202 shares outstanding as of February 28, 2013.  Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares.  A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, whether by exercise of stock options or otherwise.

(2)	Includes 27,750 shares issuable upon exercise of options.

(3)	Includes 74,075 shares issuable upon exercise of options.

(4)	Includes 27,750 shares issuable upon exercise of options.

(5)	Includes 166,100 shares issuable upon exercise of options.

(6)	Includes 27,750 shares issuable upon exercise of options.

(7)	Includes 144,850 shares issuable upon exercise of options.

(8)	Includes 27,750 shares issuable upon exercise of options.

EXECUTIVE COMPENSATION

Our compensation policies and programs for our executive officers are designed to support the overall objective of enhancing value for our shareholders.  To achieve this objective, it is critical that we be able to attract, motivate, reward and retain highly qualified and productive individuals.  This is to be accomplished by:

•	directly relating compensation to both Company and individual performance;

•	structuring compensation levels to be externally competitive and internally equitable;

•	enabling key employees to share in the future success of the Company by acquiring equity interests in the Company; and

•	designing compensation programs to provide an optimal combination of costs tothe Company and value to our employees.

In 2012, the compensation and benefits program for our executive officers consisted of four components:

•	base salary;

•	a cash incentive bonus award;

•	stock option awards; and

•	a benefits package.

Base Salaries

The base salaries for our officers are set annually and reflect skills and experience, level and scope of responsibility and performance during the prior year and historical, long-term performance.  The Compensation Committee also considers external factors, such as cost of living in the areas in which our officers reside and current market conditions.  During 2012, the Chief Executive Officer participated in discussions with the Committee regarding the base salary amounts of the executive officers.

Cash Bonus Plan

The Company grants cash incentive awards under our Cash Bonus Plan based upon the achievement of both Company and individual performance objectives. The Company generally makes cash awards under this Plan if the Company achieves the minimum level of net income set for the applicable year.  However, the Company may make awards at its discretion if the minimum levels of net income are not attained due to unusual circumstances, but where the performance of individual executive officers merit such awards.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan for executives and key managers participating in the Company’s Cash Bonus Plan, participants will be eligible to make an irrevocable election on or before December 31st of each year as to the percentage of his or her bonus to be awarded in the following year.  The deferral may be for all or a portion of the participant’s payment under the Cash Bonus Plan.  All deferred amounts are non-forfeitable and earn the prime rate of interest plus 1% compounded quarterly during the period of deferral.  The Company adds 20% to the deferred amount for each employee as a matching contribution up to a maximum of $10,000 annually.  Amounts are deferred until separation from service with the Company.  The plan is administered by the Deferred Compensation Plan Committee, which consists of our Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.

Stock Option Program

The Company's stock option program is administered by the Board of Directors, which acts upon recommendations of the Compensation Committee. The purpose of the Company's stock option program is to facilitate the acquisition of equity interests in the Company by its officers and key employees thereby enabling them to share in the future success of the Company's business. The Committee takes into account factors such as: (i) the total number of shares of common stock outstanding; (ii) the total number of shares of common stock which remain available for grant under the Company's various stock option plans; and (iii) the need to have an appropriate balance between currently paid and longer-term compensation, and between cash and equity compensation.

Employee Benefits

The Company provides standard core employee benefits, including medical and dental coverage, disability insurance and life insurance.  The benefits available are the same for all executive officers.

401(k) Plan

The Acme United Corporation 401(k) Profit Sharing Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees of the Company.  Participants may generally contribute to the Plan annually up to the maximum amount permitted under the Internal Revenue Code - $17,000 in 2012 ($22,500 for persons over age 50).  The Company provides to participants a matching contribution equal to fifty percent of the first six percent of the participant’s eligible compensation not to exceed the limit on eligible compensation imposed by the Internal Revenue Code –  $250,000 in 2012.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s Principal Executive Officer and each of the two other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2012 and 2011.  These three officers are referred to as named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Walter C. Johnsen Chairman & Chief Executive Officer	2012 2011	$527,833 $502,846	$102,500 -	$141,892 $116,510	$16,337 (3) $21,964 (3)	$788,562 $641,320
Brian S. Olschan President & Chief Operating Officer	2012 2011	$457,258 $435,829	$82,500 -	$106,642 $82,860	$10,387 (4) $8,637 (4)	$656,787 $527,326
Paul G. Driscoll Vice President-Chief Financial Officer	2012 2011	$285,800 $274,942	$62,500 -	$47,969 $33,650	$10,387 (4) $8,637 (4)	$406,656 $317,229

(1)	The bonus reported includes bonuses (a) paid during the fiscal year; and (b) paid or to be paid after the end of the fiscal year.

(2)
Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the named executive officer.  For information on valuation assumptions, refer to Note 11, “Stock Option Plans” in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

Each option vests in four equal annual installments commencing on the first anniversary of the grant date and thereafter on the annual anniversary of the grant date.  The exercise price of each option is equal to 100 percent of fair market value on the grant date.  The fair market value was determined to be the closing price of the Common Stock on the trading day immediately preceding the grant date.

The options granted to NEOs in 2012 had exercise prices ranging from $10.02 to $10.64 per share. The options granted to NEOs in 2011 had exercise prices ranging from $9.50 to $10.11 per share.  The number of shares underlying options granted to the NEOs in 2012 and 2011 are as follows:

Name	Number of Shares Underlying Options
	2012	2011
Walter C. Johnsen	60,400	52,000
Brian S. Olschan	45,400	37,000
Paul G. Driscoll	20,300	15,000

(3)	Consists of reimbursement of out-of-pocket health care expenses, payment of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.

(4)	Consists of reimbursement of payments of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2012 for each of the NEOs.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Walter C. Johnsen	20,000	-	$15.65	4/28/15
	15,000	-	$15.15	7/31/16
	15,000	-	$14.93	6/12/17
	20,000	-	$13.19	8/06/18
	26,250	8,750	$7.90	6/08/19
	20,000	20,000	$9.77	3/01/20
	17,500	17,500	$10.10	8/03/20
	4,250	12,750	$10.11	1/25/21
	8,750	26,250	$9.50	8/09/21
		20,400	$10.02	2/21/22
		40,000	$10.64	7/31/22

Brian S. Olschan	15,000	-	$4.00	6/23/13
	15,000	-	$15.65	4/28/15
	15,000	-	$15.15	7/31/16
	15,000	-	$14.93	6/12/17
	15,000	-	$13.19	8/06/18
	18,750	6,250	$7.90	6/08/19
	15,000	15,000	$9.77	3/01/20
	12,500	12,500	$10.10	8/03/20
	3,000	9,000	$10.11	1/25/21
	6,250	18,750	$9.50	8/09/21
		15,400	$10.02	2/21/22
		30,000	$10.64	7/31/22

Paul G. Driscoll	7,500	-	$4.00	6/23/13
	10,000	-	$15.65	4/28/15
	10,000	-	$15.15	7/31/16
	11,500	-	$14.93	6/12/17
	10,000	-	$13.19	8/06/18
	11,250	3,750	$7.90	6/08/19
	7,500	7,500	$10.10	8/03/20
	1,250	3,750	$10.11	1/25/21
	2,500	7,500	$9.50	8/09/21
		5,300	$10.02	2/21/22
		15,000	$10.64	7/31/22

(1)
Each option with an expiration date in 2015 or earlier vests in four equal parts commencing on the day after the grant date and on each of the three anniversary dates of the grant date.  Options with an expiration date after 2015 vest in four equal parts beginning on the first anniversary of grant date and thereafter on each of the three anniversary dates of the grant date.  Each option has a ten-year term.

Pension Benefits

In December 1995, the Board of Directors adopted a resolution to freeze the Retirement Plan resulting in no further benefit accruals after February 1, 1996. None of the NEOs is a participant in the Pension Plan.

Change in Control Plan

The Company’s Change in Control Plan (successor to the “Salary Continuation Plan”) covers officers of the Company at the level of Corporate Vice President or above, who are designated from time to time by the Board of Directors of the Company as a participant in the plan.  The plan participants presently consist of four individuals: Walter C. Johnsen, Brian S. Olschan, Larry H. Buchtmann and Paul G. Driscoll.  The plan is designed to retain key employees and provide for continuity of management in the event of a threatened, pending or actual change in control of the Company.  A participant would receive payment under the plan if there is a change in control of the Company and, within one year after such change in control, the participant voluntarily or involuntarily separates from service of the Company for any reason whatsoever.

A change in control of the Company is deemed to occur when any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (ii) acquires assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, the gross fair market value of assets excludes liabilities associated with such assets.

The compensation and benefits which would be provided to a participant in the plan consist of the following:

•	Monthly salary at the rate being paid on the date of the change in control multiplied by the number of months payable, as described below;
•	Average monthly incentive bonus payments for the three taxable years immediately prior to the change in control multiplied by the number of months payable; and
•	Medical, life and other insurance in effect on the date of disposition to continue into the future for the number of months that compensation is payable.

In addition, the plan imposes a limit on the total amounts and benefits which may be paid to a participant in the plan.  The plan provides that, if any amount or benefit to be paid or provided to a participant would be deemed an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue code), then the payment to be paid or the benefits to be provided to the participant will be reduced to the minimum extent necessary so that all potential “parachute payments” to the participant will not exceed 2.99 times the participant’s “base amount” (as also defined in Section 280G).

Payment of the first two items would be made in a lump sum, no later than thirty (30) days after the participant separates from service.  However, payments to be made to a participant who is a key employee (as defined in the plan, based on certain levels of compensation or stock ownership in the Company), must be deferred for six months.

A director of the Company who is also an officer of the Company at the level of Executive Vice President or above (presently Messrs. Johnsen and Olschan) would be entitled to the value of thirty-six (36) months’ compensation and benefits for thirty-six (36) months.  Officers at the level of Senior Vice President and Vice President (presently, Messrs. Buchtmann and Driscoll) would be entitled to receive the value of twenty-four (24) months’ compensation and benefits for twenty-four (24) months. All of the participants in the plan are presently “key employees”, as described above.

Severance Pay Plan

The Severance Pay Plan covers officers of the Company employed in the United States at the level of Corporate Vice President or above.   The plan is designed to enable the Company to attract and retain key employees.  This plan covers Walter C. Johnsen, Brian S. Olschan, Larry H. Buchtmann and Paul G. Driscoll.  A covered officer would receive payments under the plan if one of the following triggering events occurs:

•	involuntary termination for any reason other than gross misconduct;
•	death;
•	reduction of responsibility, status or compensation; or
•	transfer to a location unreasonably distant from his or her current location.

This plan would only apply if the Change in Control Plan would not apply.  Payment under this plan, except in the event of termination by death, would be equivalent to one month’s salary multiplied by each year of service to the Company based upon the level of his or her compensation in effect immediately preceding such termination.  The plan sets out a minimum and maximum number of months’ compensation payable to each such employee upon such severance.  The plan would also provide death benefits to covered officers’ beneficiaries.

A Director of the Company who is also an Officer of the Company at the level of Executive Vice President or above (presently, Messrs. Johnsen and Olschan) would be entitled to a minimum of nine (9) months’ compensation and a maximum of thirty (30) months’ compensation.  In the event of such officer’s death, his or her beneficiaries would be entitled to nine (9) months’ compensation.   Officers at the level of Senior Vice President or Vice President (presently, Messrs. Buchtmann and Driscoll) would be entitled to a minimum of six (6) months’ compensation and a maximum of eighteen (18) months’ compensation.  In the event of such officer’s death, his or her beneficiaries would be entitled to six (6) months’ compensation.  Payments would be made in a single lump sum.

Director Compensation

Cash Compensation

As described below, in 2012, the Company paid as compensation to non-employee directors cash consisting of annual fees and fees for Board and committee meetings attended.  Each director who chaired a committee received additional compensation to compensate for the additional responsibility and effort associated with the director’s respective position.  These fees consisted of:

•	an annual fee of $23,000, payable quarterly;

•	$1,500 for each Board meeting attended;

•	$700 for each committee meeting attended;

•	$700 to committee chairpersons for each committee meeting conducted; and

•	an annual fee of $3,500 to the Chairperson of the Audit Committee.

In addition, the Company provided reimbursement to each director for customary and usual travel expenses incurred in connection with attendance at Board and committee meetings.

Stock Options

On April 23, 2012, the date of the Company’s 2012 Annual Meeting of Shareholders, each non-employee director re-elected to the Board of Directors received an annual option grant, as provided under the 2005 Non-Salaried Director Stock Option Plan, to purchase 4,750 shares of Common Stock.

Under the Non-Salaried Director Stock Option Plan, each new director, upon becoming a member of the Board of Directors, receives an option to purchase 5,000 shares of Common Stock.  These options vest as follows: 25% on the day after the date of the grant; 25% one day after the first year anniversary of the date of grant; 25% one day after the second year anniversary of the date of grant; and 25% one day after the third year anniversary of the date of grant.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total
Rex L. Davidson	$38,450	$11,638	$50,088
Richmond Y. Holden, Jr.	$40,550	$11,638	$52,188
Susan M. Murphy	$34,850	$11,638	$46,488
Stevenson E. Ward III	$41,950	$11,638	$53,588

(1)
Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the director. For information on the valuation assumptions, refer to the Note 11, “Stock Option Plans” in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

The exercise price of each option is equal to 100 percent of fair market value on the date of grant. The fair market value was determined to be the average price of the Common Stock on the trading day of the grant date. Each option had an exercise price of $10.83 per share, and was immediately exercisable in full.

The following table shows the aggregate number of option awards outstanding for each non-employee director as of December 31, 2012.

Name	Aggregate Option Awards Outstanding as of December 31, 2012
Rex L. Davidson	27,750
Richmond Y. Holden, Jr.	27,750
Susan M. Murphy	27,750
Stevenson E. Ward III	27,750

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012, with management and with representatives of Marcum LLP, the Company’s independent auditors, including discussions of the applicability and quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the financial statements and our accounting, auditing and financial reporting processes.  The Audit Committee does not provide any expert or special assurance as to the Company’s financial statements.  Marcum LLP is responsible for expressing an opinion on the conformity of the Company’s financial statements with generally accepted accounting principles in the United States.  The Audit Committee does not provide any professional certification as to Marcum LLP’s work product.

The Audit Committee has discussed with representatives of Marcum LLP the matters required to be discussed by professional standards.  The Audit Committee has received and reviewed the written disclosures and letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of Marcum LLP with representatives of the firm.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their respective audits.  The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that  the Company’s audited consolidated financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Stevenson E. Ward, III, Chair
Richmond Y. Holden, Jr., Member
Rex L. Davidson, Member

Transactions with Related Persons

The term related person includes any executive officer of the Company, any director or nominee for election as director, any security holder holding more than 5% of the Common Stock or any immediate family member of any of the foregoing persons.

On March 2, 2012, the Company purchased from Walter C. Johnsen, Chairman and Chief Executive Officer of the Company, 25,000 shares of the Company’s Common Stock at a price of $10.05 per share, for a total purchase price of $251,250.00.  The purchase price per share was less than the closing price of the Common Stock on the NYSE MKT on March 2, 2012.  The Company purchased the shares under the Common Stock repurchase program which it announced on November 22, 2010.

Policy

As adopted by the Board of Directors, the charter of the Audit Committee requires that related person transactions must be reviewed and approved by the Audit Committee of the Board, which consists solely of independent directors.  This requirement applies to any such transaction and is not limited to transactions which meet the minimum threshold for disclosure in the proxy statement under the relevant rules under the Exchange Act (generally, with respect to smaller reporting companies, transactions which involve an amount equal to the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which a related person has a direct or indirect material interest).

Procedures

Management or the affected director or executive officer will bring the transaction to the attention of the Audit Committee.  The transaction must be approved in advance whenever practicable, and if not practicable, must be reviewed as promptly as practicable.  Although the Audit Committee has not adopted formal procedures for the review and approval of transactions with related persons, the Audit Committee will approve the transaction only if it determines that it is in the best interests of the Company.

If the Audit Committee were to approve a related party transaction, the Audit Committee would periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock (collectively referred to herein as “Reporting Persons”), to file with the SEC and the NYSE MKT initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of copies of such forms received by the Company and written representations from Reporting Persons, the Company believes that, during the 2012 fiscal year, all Reporting Persons complied with all applicable filing requirements under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information regarding compensation payable under the Company’s equity compensation plans (the Non-Salaried Director Stock Option Plan and the Employee Stock Option Plan) in effect as of December 31, 2012.  The Company’s shareholders have approved each equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,118,688	$10.96	61,500
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	1,118,688	$10.96	61,500

PROPOSAL 2— ADOPTION OF A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, the proxy rules of the SEC were amended to require that, not less frequently than once every three years, a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate resolution subject to an advisory shareholder vote to approve the compensation of the Company’s named executive officers, which is commonly known as a “say-on-pay” proposal.  This proposal gives our shareholders an opportunity to express their views on the overall compensation of the Company’s named executive officers.

The executive officers named in the summary compensation table and deemed to be a “named executive officers” are Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll.

The Company’s executive compensation program consists of four components:  base salary, a cash incentive bonus award; longer-term incentive equity awards (consisting of stock option awards); and retirement benefits and other benefits described in detail in the Section entitled “Executive Compensation” that appears earlier in this Proxy Statement. The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s shareholders and is based on a pay-for-performance philosophy.  It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements of our compensation package may be provided every year, depending on the performance of the Company and the executive.

In 2012, the Company had a number of successes and achievements under the strong leadership of the executive officers, including:

•	Substantial revenue and earnings increases over 2011.

•	The acquisition and successful integration of selected assets of the C-Thru Ruler Company, a leading supplier of drafting, measuring, lettering and stencil products.

•	The increase in the Company’s borrowing capacity to $30 million and the reduction of our borrowing costs by replacing our prior credit facility with a new revolving loan agreement with HSBC, N.A.

The Board of Directors believes that the compensation given to our named executive officers for 2012 helped to achieve the overall objective of enhancing value for our shareholders.

The vote solicited by this proposal is advisory and its outcome will not be binding on the Board of Directors nor require the Board of Directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board of Directors, or creating or implying any additional fiduciary duty of the Board of Directors. However, the Board of Directors expects to take into account the outcome of this vote when considering future executive compensation arrangements recommended by the Compensation Committee for the Company’s executive officers.

The Board of Directors strongly supports our executive compensation programs and asks shareholders to vote on the following advisory resolution:

RESOLVED, that compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion, is hereby approved.

Vote Required

The approval of Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires that, not less frequently than once every six years, a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate proposal subject to shareholder vote to determine whether the shareholder vote to approve the compensation of the named executive officers will occur every one, two or three years.

Accordingly, we are seeking an advisory shareholder vote regarding whether the non-binding resolution to approve the compensation of our named executive officers should occur every one, two or three years.

In making a voting decision, shareholders may wish to review the Company’s compensation policies and decisions regarding its named executive officers contained in the section entitled “Executive Compensation” that appears earlier in this Proxy Statement as well as the information provided under Proposal 2 above. Future votes, regardless of frequency, would be substantially similar in nature to the vote requested under Proposal 2.

The Board of Directors believes that a less frequent vote would: (i) permit shareholders to focus on overall design issues rather than on the details of individual decisions, (ii) align with the goals of our compensation arrangements which are designed to reward performance that promotes long-term shareholder value, and (iii) avoid the burdens that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.

The Board of Directors also believes that the structure of the Company’s compensation program for our executive offices would not require an advisory vote to be held more than every three years.  Specifically, the Company’s executive compensation program is straight forward, involves few or no perquisites and the objectives which the program is designed to achieve have remained consistent through recent years.

Based on the foregoing consideration, the Board of Directors asks that you support a frequency of every three years for future non-binding resolutions on compensation of our named executive officers. Setting an advisory vote every three years will be the most effective timeframe for the Company to consider more thoroughly the outcome of such a vote and to provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results.

The advisory vote on this proposal is not binding on the Company or the Board of Directors and cannot be construed as overruling any decision made by the Compensation Committee or Board of Directors. However, the Compensation Committee and the Board of Directors will review the results on the advisory vote and take them into consideration when making future decisions regarding the frequency of submitting to shareholders of the Company the non-binding resolution to approve the compensation of our named executive officers.

Unlike the other proposals included on the proxy card, you have four choices as to how to vote on this proposal.  You may indicate the voting frequency you recommend by choosing the option of one year, two years, three years or abstain from voting when you mark your proxy card in response to this proposal.

The Board of Directors recommends that you vote to hold the non-binding vote on executive compensation every “THREE YEARS”.

Vote Required

The shareholders’ advisory recommendation under this Proposal 3 concerning the frequency (either annually, every two or every three years) of the NEO compensation vote will be determined by a plurality of the votes cast at the Meeting.

PROPOSAL 4:
AMENDMENT TO THE 2012 EMPLOYEES’ STOCK OPTION PLAN

On February 26, 2013, the Board of Directors, approved the amendment of the Acme United Corporation 2012 Employee Stock Option Plan (the “2012 Plan”), to increase the number of shares subject to options from 170,000 to 340,000.  The effectiveness of the amendment is subject to approval by our shareholders.  Options to purchase a total of 2,500 shares remain available for issuance under the 2012 Plan. The Company proposes that the number of shares of Common Stock reserved for issuance under the 2012 Plan be so increased in order to enable the Company to continue to attract and retain highly qualified personnel. The following description of the 2012 Plan as amended is qualified in its entirety by reference to the text of the 2012 Plan and its prior amendments, copies of which have been filed with the SEC.

Purpose

The purpose of the 2012 Plan is to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward highly qualified key employees, to motivate key employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock by participating key employees.

Administration of the 2012 Plan

The 2012 Plan is administered by the Board of Directors of the Company.  In administering the 2012 Plan, the Board acts upon recommendations of the Compensation Committee, which consists of members of the Board who are not employees of the Company.  Subject to the provisions of the 2012 Plan, the Board determines the employees who will receive options under the 2012 Plan, the number of shares subject to each option and the terms of those options, and interprets the 2012 Plan and makes such rules of procedure as the Board may deem proper.

Shares of Stock Subject to the 2012 Plan

The 2012 Plan presently permits the granting of 170,000 shares of Common Stock (340,000 shares after approval of amendment).

Eligibility

Based on current staffing, under the 2012 Plan, approximately 25 to 30 key employees of the Company (including directors and officers who are employees) may be granted options to purchase shares of Common Stock.

Options

Options granted under the 2012 Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The exercise price with respect to an option awarded under the plan will be one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted provided, however, that the price shall not be less than the par value of the Common Stock which is subject to the option.  If incentive stock options are granted to an employee owning Common Stock having more than ten (10%) of the voting power of the Company, the exercise price must be at least one hundred ten percent (110%) instead of one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted, and the option by its terms may not be exercisable after the expiration of five (5) years from the date of grant.  No option may be granted under the 2012 Plan after the tenth anniversary of the adoption of the Plan.  The options granted by the Company to employees historically have had a term of ten years and vest over a period presently set at four (4) years.

Under the 2012 Plan (and its predecessor plans), the Company may grant both incentive stock options (ISOs) and non-qualified stock options.  However, commencing in July 2006, the Company has granted only non-qualified stock options to its employees. The Board presently anticipates that options which it may grant under the 2012 Plan will be non-qualified stock options.

Terms of Exercise of Options

Upon the granting of any option, the optionee must enter into a written agreement with the Company setting forth the terms upon which the option may be exercised.  Such an agreement sets forth the length of the term of the option and the timing of its vesting and may provide arrangements for income and employment tax withholding. Under terms of the 2012 Plan, options are exercisable in accordance with the following schedule: twenty-five percent (25%) one day after first year anniversary of the date of grant; twenty-five percent (25%) one day after second year anniversary of date of grant; twenty-five percent (25%) one day after third year anniversary of date of grant; twenty-five percent (25%) one day after fourth year anniversary of date of grant. In no event shall the length of an option extend beyond ten years from the date of its grant.  An optionee may exercise an option by delivering payment to the Company in cash.

Under the 2012 Plan, if the employment of any person to whom an option has been granted is terminated for any reason other than the death, disability or retirement of the optionee, the optionee may exercise within thirty (30) days of such termination such options as the optionee could have exercised if his or her employment had continued for such 30-day period, subject to the ten (10) year limitation.  If the termination is by reason of retirement, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment, subject to the ten (10) year limitation, but if the option is exercised later than three (3) months from the date of retirement the option shall not constitute an ISO.  If the optionee dies while employed by the Company or its subsidiaries, or during a period after termination of employment in which the optionee could exercise an option, the optionee’s beneficiary may exercise the option within one (1) year of the date of the optionee’s death but in no event may the option be exercised later than the date on which the option would have expired if the optionee had lived.  If the termination is by reason of disability, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment or within such other period, not exceeding three (3) years after the date of disability, as is set forth in the option agreement with respect to such options, provided, however, that if the option is exercised later than one (1) year after the date of disability, it shall not constitute an ISO, and in no event may the option be exercised after ten (10) years from grant.

In addition, if an optionee ceases to be employed by the Company and becomes, or continues to be, a member of the Board of Directors prior to the time the optionee’s option(s) would have otherwise expired, the optionee’s option(s) shall continue to vest in accordance with the terms of the 2012 Plan and shall continue to be exercisable for the remainder of the term of the option(s). Any option which is not exercised by the optionee within the three-month period immediately following the optionee’s termination of employment, or, in the case of termination of employment on account of disability, within one (1) year after the date of disability, shall cease to be an Incentive Stock Option. If an optionee described in the preceding two sentences ceases to be a member of the Board of Directors for any reason, the optionee’s option(s) shall terminate in accordance with the provisions of Section 2.4(a) of the Acme United Corporation Non-Salaried Director Stock Option Plan, which section (i) cancels any unvested options at that time; (ii) permits a twelve-month period for exercise of vested options in the event of termination due to death or disability; and (iii) permits a thirty-day period for exercise of vested options in the event of termination due to any other reason, except that the Board may in its discretion extend the period of exercise.

If the Corporation dissolves, sells substantially all of its assets, is acquired in a stock for stock or securities exchange, or is a party to a merger or other reorganization in which it is not the surviving corporation, then each Option shall fully vest and become fully exercisable commencing upon the occurrence of the transaction and thereafter may be exercised for a period of sixty (60) days.

Notwithstanding the above, no option may be exercised after the expiration date specified in the option agreement.

Amendment to the 2012 Plan

The 2012 Plan may be terminated, suspended, or modified at any time by the Board of Directors, but no amendment increasing the maximum number of shares for which options may be granted (except to reflect a stock split, stock dividend or other distribution), reducing the option price of outstanding options, extending the period during which options may be granted, or otherwise materially increasing the benefits accruing to optionees or changing the class of persons eligible to be optionees, shall be made without first obtaining approval of the shareholders of the Company.  No termination, suspension or modification of the 2012 Plan shall adversely affect any right previously acquired by the optionee or other beneficiary under the 2012 Plan.

Options granted under the 2012 Plan may not be transferred other than by will or by the laws of descent and distribution and, during the optionee’s lifetime, may be exercised only by the optionee.

All of the Options previously issued under the prior plan remain unchanged and outstanding.

Federal Income Tax Consequences

Granting of Non-Qualified Stock Options
With respect to the tax effects of non-qualified stock options, since the options granted under the Plan do not have a “readily ascertainable fair market value” within the meaning of the Federal income tax laws, an optionee of an option will realize no taxable income at the time the option is granted.

Exercise of Non-Qualified Stock Options
When a non-qualified stock option is exercised, the optionee will generally be deemed to have received compensation, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares of Common Stock of the Company on the date of exercise of the option over the exercise price. The Company will withhold income and employment taxes in connection with the optionee’s recognition of ordinary income as a result of the exercise by an employee/optionee of a non-qualified stock option, and arrangements must be made with the Company for the source of such withholding.  The Company generally can claim a deduction in the fiscal year of the Company which includes the last day of the taxable year of the optionee which includes the exercise date or the date on which the optionee recognizes income.  The amount of such deduction will be equal to the ordinary income recognized by the optionee.

Granting of Incentive Stock Options and Exercise of Incentive Stock Options
With respect to the tax effects of Incentive Stock Options, the optionee does not recognize any regular taxable income when the option is granted or exercised; however, the excess of the fair market value of the stock on the date of exercise over the exercise price must be included in the optionee’s alternative minimum taxable income.  Depending on the optionee’s other income and deductions, all or a portion or this excess could be subject to alternative minimum tax of as much as twenty-eight percent (28%).

Sale of the Stock
When stock acquired through the exercise of a non-qualified stock option is sold, the difference between the optionee’s basis in the shares and the sale price will be taxable to the optionee as a capital gain (or loss).

If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two (2) years after the date the option was granted or within one (1) year after the shares were transferred to the optionee, then (a) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for federal income tax purposes.  The tax basis of the stock for alternative minimum tax purposes shall be the fair market value of the stock on the date of exercise of the option, and the optionee may be entitled to a credit if its alternative minimum tax is less than its regular tax in the year of sale.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two (2) year and one (1) year holding periods described above (a “Disqualifying Disposition”) generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon the sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount.  Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company.  A Disqualifying Disposition in the same year as exercise will eliminate the alternative minimum tax adjustment associated with the exercise of the Incentive Stock Option.

2012 Plan Benefits

Awards under the 2012 Plan are granted at the discretion of the Board of Directors, which acts upon recommendations of the Compensation Committee.  The Board determines the key employees who will receive options under the 2012 Plan and the terms of those options.  Accordingly, the nature and amounts of any future awards to be made to participants in the 2012 Plan are not presently determinable.

Since the grant of option awards under the 2012 Plan will be determined at the discretion of the Board of Directors, the Company is not presently able to determine the number of options that may be granted to each Named Executive Officer, all current executive officers as a group, and all other employees.  Non-employee directors are not eligible to participate in the 2012 Plan.

However, assuming that the proposed amendment to the 2012 Plan had been in effect with respect to fiscal year 2012, the Company would have awarded(and in fact did award)  the following number of options:

Name and Position or Group	Dollar Value (1)	Number of Shares
Walter C. Johnsen	$141,892	60,400
Brian S. Olschan	$106,642	45,400
Paul G. Driscoll	$47,969	20,300
Executive Officers as a Group	$296,503	126,100
Non-Executive Directors as a Group	0	0
Non-Executive Officer Employee Group	$165,114	70,338

(1)
Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the named executive officer.  For information on valuation assumptions, refer to the note on Stock Option Plans in the notes to the Company’s financial statements in its Annual Report on Form 10-K.

Vote Required

The approval of the amendment to the 2012 Employee Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock of the Company cast in person or by proxy on the amendment.  If the amendment is not approved by shareholders, it will not become effective.

The Board of Directors recommends a vote FOR approval of the amendment to the 2012 Employee Stock Option Plan.

PROPOSAL 5:
RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee of the Board of Directors has appointed Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Representatives of Marcum LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Audit Committee is not aware of any disagreements between management and our current auditors, Marcum LLP, regarding accounting principles and their application or otherwise.

Audit Committee Pre-Approval of Independent Auditor Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent auditors.  The policies and procedures provide that management and the independent auditors jointly submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each year.  In addition, the policies and procedures provide that the Audit Committee may also pre-approve particular services not in the annual plan on a case-by-case basis.  For each proposed service, management and the auditors must provide a detailed description of the service and the projected fees and costs (or a range of such fees and costs) for the service.

Fees to Auditors

Set forth below is a description of the fees for professional audit services rendered by Marcum LLP, for the audit of our annual financial statements and review of our interim financial statements, and fees for other services rendered by Marcum LLP.

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees	$180,000	$174,000
Audit Related Fees	15,000	30,000
Tax Fees	25,000	32,000
Total Fees	$220,000	$236,000

Audit Related Fees. These fees were for the audit of the Company’s post retirement defined pension plan and services rendered in connection with the filing of registration statements.

Tax Fees. Tax services included tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of non-audit services described above is compatible with maintaining Marcum LLP’s independence.

Vote Required

The ratification of the appointment by our Audit Committee of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy on such ratification.  Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, we nonetheless are seeking shareholder ratification because we believe it to be a matter of good corporate practice.  If shareholders do not ratify the selection of Marcum LLP, the Audit Committee will reconsider whether to retain Marcum LLP, but may retain such independent auditor.  Ratification of the appointment of Marcum LLP requires the affirmative vote of a majority of the votes cast at the Meeting.

The Board of Directors recommends a vote FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2013.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

If you intend to present a proposal at our 2014 Annual Meeting, you must submit it to us no later than November 22, 2013, to receive consideration for inclusion in our 2014 proxy materials. If you intend to present a proposal at our 2014 Annual Meeting that is not to be included in our 2014 proxy materials, you must send the proposal to us in writing by February 14, 2014.  Any such proposal should be sent to the Secretary of the Company at 60 Round Hill Road, Fairfield, Connecticut, 06824.

OTHER BUSINESS

Management does not know of any matters to be presented, other than those described herein, at the Annual Meeting.  If any other business should come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,
Paul G. Driscoll, Vice President and
Chief Financial Officer, Secretary
and Treasurer
Acme United Corporation
60 Round Hill Road
Fairfield, Connecticut 06824
March 22, 2013

PROXY

ACME UNITED CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACME UNITED CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2013

The undersigned hereby appoints Walter C. Johnsen and Susan H. Murphy, and each of them, with full powers of substitution, to act as attorneys and proxies of the undersigned, to vote all shares of the Common Stock of ACME UNITED CORPORATION, held of record by the undersigned on March 7, 2013  at the Annual Meeting of Shareholders, to be held at the Cornell Club, 6 East 44th Street, New York, New York on Monday, April 22, 2013, at 11:00 a.m. and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present.  Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on the Proposals 1, 2, 3, 4 and 5. In their discretion, the proxies are authorized to vote upon such other matters, if any, as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 22, 2013 and the 2012 Annual Report to Stockholders.

SEE REVERSE SIDE	CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Company’s Notice of Annual Meeting, Proxy Statement and Proxy card are available at
proxy.acmeunited.com

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED HEREIN.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF ALL SIX NOMINEES LISTED IN PROPOSAL 1, BELOW; (ii) FOR PROPOSALS 2, 4 AND 5, BELOW; AND (iii) FOR “THREE YEARS” IN PROPOSAL 3, BELOW.

1.	Election of Directors
Nominees:
		Walter C. Johnsen	Stevenson E. Ward III
		Richmond Y. Holden, Jr.	Susan H. Murphy
		Brian S. Olschan	Rex L. Davidson

[ ] FOR ALL NOMINEES

[ ] WITHHELD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL EXCEPT (See Instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.	Advisory Vote to Approve Executive Compensation	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	Advisory Vote on Frequency of Future Executive Compensation Advisory Votes	1 YEAR [ ]	2 YEARS [ ]	3 YEARS [ ]	ABSTAIN [ ]

4.	Approval of the Amendment to the 2012 Employee Stock Option Plan	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

5.	Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	[ ]
NEW ADDRESS:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE